Exhibit 23.3

                           Chang G. Park, CPA, Ph. D.
             * 371 E STREET * CHULA VISTA * CALIFORNIA 91910-2615 *
       * TELEPHONE (858)722-5953 * FAX (858) 408-2695 * FAX (619) 422-1465
                        * E-MAIL changgpark@gmail.com *
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November 14, 2007


To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of November 12, 2007 on the reviewed financial statements of Ads In Motion, Inc. as of August 31, 2007, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
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Chang G. Park, CPA



        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board